EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

INHERITED NON-QUALIFIED PAYOUT ENDORSEMENT

When issued with this Endorsement, and as specified in the Data Pages, this Contract is offered to a beneficiary of a nonqualified deferred annuity contract in his/her capacity as beneficiary. It is intended to make the payments required after the death of the holder of a nonqualified deferred annuity contract under Section 72(s) of the Code.

The purpose of this Contract is to distribute at least annually the amount required with respect to a death benefit under another nonqualified deferred annuity contract after the death of the original holder which the beneficiary has directed to be exchanged to this Contract.

This Inherited Non-Qualified Payout Contract (“Inherited NQ”) is offered to a death beneficiary who is a natural person under another nonqualified deferred annuity contract under the circumstances, and with the conditions, described in this Endorsement.

This Endorsement is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary. In this Endorsement, “we”, “our” and “us” mean Equitable Financial Life Insurance Company of America and “you” and “your” mean the Owner.

The Effective Date of this Endorsement is your Contract Date.

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PART [I] – DEFINITIONS

SECTION [1.01] ANNUITANT

The following sentences are added at the end:

The Owner of this Contract is also the Annuitant. Joint Annuitants are not permitted under this Contract.

The following Section is deleted: SECTION [1.10] CONTRACT MATURITY DATE

The following Section is deleted and replaced with the following:

SECTION [1.15] NON-NATURAL OWNER

This Inherited NQ Contract is offered only to natural persons who are beneficiaries under another nonqualified deferred annuity contract; Non-Natural Owners are not permitted.

The following Section is deleted and replaced with the following:

SECTION [1.17] OWNER

“Owner” means a beneficiary designated by the Deceased Holder to receive a benefit under the Source Contract after the death of the Deceased Holder, and the beneficiary exchanges his/her entire interest under the Source Contract this Inherited NQ Contract for purposes of taking Required Payments Under Section 72(s)(2)(B) with respect to the exchanged interest from the Source Contract. In the case of an Inbound Exchange Where Payments Have Started, the exchange to this Inherited NQ Contract is of the remaining interest under the Source Contract whether amounts are exchanged directly from the Source Contract or indirectly from an Interim Source Contract, into this Contract. Joint Owners are not permitted. The Owner of the Contract cannot be changed.

The following Sections are added at the end of Part[I]:

SECTION [1.25] REQUIRED PAYMENTS UNDER SECTION 72(s)(2)(B)

“Required Payments Under Section 72(s)(2)(B)” are the post-death payments required when the holder of a nonqualified deferred annuity contract dies before the annuity starting date under such contract and the individual death beneficiary under such contract elects to take distribution of his/her interest over a period not extending beyond the life expectancy of such beneficiary, as described in the Section, “Annuity Benefits Under this Endorsement” in Part VIII.A.

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SECTION [1.26] REQUIRED PAYMENT STARTING DATE

“Required Payment Starting Date” means the date Required Payments Under Section 72(s)(2)(B) must begin, which can be no later than the date which is one (1) year after the date of death of the Deceased Holder of the Source Contract. [The Required Payment Starting Date is shown in the Data Pages and cannot be changed to a later date.]

SECTION [1.27] INHERITED NQ PAYMENT STARTING DATE

“Inherited NQ Payment Starting Date” means the date that payments actually begin under this Contract. [The Inherited NQ Payment Starting Date is shown in the Data Pages and cannot be changed to a later date.]

SECTION [1.28] DECEASED HOLDER OF THE SOURCE CONTRACT

“Deceased Holder of the Source Contract” means the individual named in the Data Pages, now deceased, who was the holder (or was treated as the holder) of the Source Contract from which your entire interest as beneficiary, was exchanged into this Inherited NQ Contract, and whose death triggers the requirement to distribute amounts with respect to the Source Contract.

SECTION [1.29] SOURCE CONTRACT

“Source Contract” means the nonqualified deferred annuity contract[(s)] which is[are] the source of the exchange to this Inherited NQ Contract, as described in the Section, “Conditions Applicable to the Source Contract and the Exchange Transaction.”

SECTION [1.30] ANNUAL PAYOUT PERIOD

“Annual Payout Period” means the twelve month period beginning on the Inherited NQ Payment Starting Date and each twelve month period thereafter.

SECTION [1.31] INHERITED NQ PAYMENT ANNIVERSARY DATE

“Inherited NQ Payment Anniversary Date” means the last day of the Annual Payout Period under this Contract.

SECTION [1.32] [INBOUND EXCHANGE WHERE PAYMENTS HAVE STARTED]

“[Inbound Exchange Where Payments Have Started]” means an exchange to this Contract under which Required Payments Under Section 72(s)(2)(B) have already started from the Source Contract and the Owner exchanges the remaining interest as a beneficiary under the Source Contract to this Contract, either directly from the Source Contract, or from any Interim Source Contract to which the Owner previously exchanged the remaining interest as a beneficiary under the Source Contract.

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SECTION [1.33] INTERIM SOURCE CONTRACT

“Interim Source Contract” means [a] contract[s] to which the Owner exchanged the remaining interest as a beneficiary under the Source Contract, whether directly from the Source Contract, or from any prior successive Interim Source Contract to which the Owner previously exchanged the remaining interest as a beneficiary under the Source Contract and under which Required Payments Under Section 72(s)(2)(B) continued to be made to the Owner at least annually on a period certain and not life contingent basis.

PART [IV] - CONTRIBUTIONS AND ALLOCATIONS

SECTION [4.02] LIMITS ON CONTRIBUTIONS

The following is added at the end of the existing Section:

No Contributions will be accepted unless they are in United States currency. We reserve the right not to accept funds by electronic means unless they meet our specifications.

We indicate in the Data Pages and in this Section any limits on the type, source or amount of Contributions we will accept.

Except as otherwise indicated in this Section or the Data Pages, we accept only one Contribution to this Inherited NQ Contract. We will accept a single Contribution of a Section 1035 exchange of your interest as a beneficiary under the Deceased Holder’s Source Contract or any Interim Source Contract. See the Section, “Conditions Applicable to the Source Contract and the Exchange Transaction.”

If you are a beneficiary under more than one Source Contract of the same Deceased Holder, you may make more than one exchange of your entire interest as a beneficiary from such Source Contract to this Inherited NQ Contract, and we will treat such multiple exchanges as one Contribution, provided that all of the Source Contracts and all of the exchange transactions meet the requirements of the Section, “Conditions Applicable to the Source Contract and the Exchange Transaction.”

In the case of an Inbound Exchange Where Payments Have Started, the single Contribution is of the remaining interest under the Source Contract whether exchanged directly from the Source Contract or indirectly from an Interim Source Contract.

We must receive the Contribution and information we require from the insurance company which issued the Deceased Holder’s Source Contract in sufficient time for us to begin making payments of the Annuity Benefit Under this Endorsement by the Required Payment Starting Date (see Section 4.03 below).    See “Annuity Benefit Under This Endorsement” in Part [VIII.A].

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No Contributions will be accepted after payments of the Annuity Benefit Under this Endorsement have begun.

The following new Section is added at the end of this Part:

SECTION [4.03] CONDITIONS APPLICABLE TO THE SOURCE CONTRACT AND THE EXCHANGE TRANSACTION

Part I – Conditions applicable to the Source Contract and Exchange Transaction where Payments have not Started under the Deceased Holder’s Source Contract

A.	Conditions applicable to the Source Contract

1)

The death of the Deceased Holder of the Source Contract triggers the requirement to make post-death required payments by the Required Payment Starting Date from or with respect to the proceeds of the Source Contract.

2)	You must not have already made an election with the insurance company which issued the Deceased Holder’s Source Contract for the payout under Section 72(s) of the Code of the Source Contract proceeds.

3)

You cannot have previously applied the value of your interest as a beneficiary under the Source Contract to an annuity payout or any other post-death substantially equal periodic payment method offered under the Source Contract in accordance with Section 72(s)(2) of the Code.

4)

You must not have elected to receive the Source Contract proceeds within 5 years after the date of death of the Deceased Holder of the Source Contract, in accordance with Section 72(s)(1)(B) of the Code. Also, even if no affirmative election was made, the insurance company that issued the Deceased Holder’s Source Contract must not have applied the Five Year Rule under Section 72(s)(1)(B) of the Code.

B.	Conditions applicable to the exchange transaction

1)

Your “Section 1035 exchange” Contribution is the direct payment from the insurance company which issued the Deceased Holder’s Source Contract of the value of the amounts held by such insurance company for your benefit by reason of the death of the Deceased Holder of the Source Contract.

2)

You must direct the insurance company which issued the Deceased Holder’s Source Contract to exchange your interest as a beneficiary under the Source Contract for your interest under this Inherited NQ Contract. Since you hold your interest under both the Source Contract and under this Inherited NQ Contract in your capacity as an individual who is the beneficiary at the death of the Deceased Holder of the Source Contract, we consider you the “obligee” for purposes of Section 1035 of the Code.

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3)

You must apply the entire value of your interest as a beneficiary under the Source Contract to this Inherited NQ Contract. We do not accept partial exchanges of your interest. See, “Annuity Benefit Under This Endorsement”, Part [VIII.A] of this Endorsement below.

4)

We must receive the Contribution and information we require from the insurance company which issued the Deceased Holder’s Source Contract that the exchange transaction is a Section 1035 exchange transaction in sufficient time for us to begin making payments of the Annuity Benefit Under this Endorsement by the Required Payment Starting Date. The Required Payment Starting Date must be no later than one year after the date of death of the Deceased Holder of the Source Contract. See the Section, “Annuity Benefit Under This Endorsement” in Part [VIII. A] of this Endorsement below.

Part II – Conditions applicable to the Source Contract and Exchange Transaction where Payments have Started under the Deceased Holder’s Source Contract

A.	Conditions applicable to the Source Contract

1)

The death of the Deceased Holder of the Source Contract triggers the requirement to make post-death required payments by the Required Payment Starting Date from or with respect to the proceeds of the Source Contract.

2)

You must have already made an election with the insurance company which issued the Deceased Holder’s Source Contract or any Interim Source Contract for the payout under Section 72(s) of the Code of the Source Contract proceeds. You cannot have previously applied the value of your interest as a beneficiary under the Source Contract or any Interim Source Contract to a life contingent annuity payout.

3)

You must not have elected to receive the Source Contract proceeds within 5 years after the date of death of the Deceased Holder of the Source Contract, in accordance with Section 72(s)(1)(B) of the Code. Also, even if no affirmative election was made, the insurance company that issued the Deceased Holder’s Source Contract or any Interim Source Contract must not have applied the 5 Year Rule under Section 72(s)(1)(B) of the Code.

4)

You must have started to receive Required Payments Under Section 72(s)(2)(B) from the Deceased Holder’s Source Contract or any Interim Source Contract at least annually in accordance with Section 72(s)(2).

B.	Conditions applicable to the exchange transaction

1)

Your “Section 1035 exchange” Contribution is the direct payment from the insurance company which issued the Deceased Holder’s Source Contract, or any Interim Source Contract, of the value of the amounts held by such insurance company for your benefit by reason of the death of the Deceased Holder of the Source Contract.

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2)

You must have directed the insurance company which issued the Deceased Holder’s Source Contract to exchange your interest as a beneficiary under the Source Contract, or any Interim Source Contract for your interest under this Inherited NQ Contract. Since you hold your interest under both the Source Contract, or any Interim Source Contract, and under this Inherited NQ Contract in your capacity as an individual who is the beneficiary at the death of the Deceased Holder of the Source Contract, we consider you the “obligee” for purposes of Section 1035 of the Code.

3)

You must apply the entire value of your interest as a beneficiary under the Source Contract or any remaining value from any Interim Source Contract to this Inherited NQ Contract. We do not accept partial exchanges of your interest. See, “Annuity Benefit Under This Endorsement”, Part [VIII.A] of this Endorsement below.

4)

We must receive the Contribution and information we require from the insurance company which issued the Deceased Holder’s Source Contract or any Interim Source Contract that the exchange transaction is a Section 1035 exchange transaction in sufficient time for us to continue making Required Payments Under Section 72(s)(2)(B) at least annually. The Required Payment Starting Date must be no later than one year after the date of death of the Deceased Holder of the Source Contract. With any [Inbound Exchange Where Payments Have Started], we must receive the Contribution and information we require from the insurance company which issued the Source Contract or any Interim Source Contract, [9] months within the last payment date made under such Contract. See the Section, “Annuity Benefit Under This Endorsement” in Part [VIII. A] of this Endorsement below.

5)

The Inherited NQ Payment Starting Date cannot be later than one year after the date of the last payment from the Source Contract (or the Interim Source Contract from which amounts are exchanged into this Contract, if applicable).

PART [VI] - WITHDRAWALS AND TERMINATION

All sections under Part VI are deleted and replaced with the following:

SECTION [6.01] WITHDRAWALS

Unless otherwise stated in the Data Pages, you may request, pursuant to our procedures then in effect, a withdrawal from the Investment Options while this Contract is in force. You may take withdrawals in addition to the Annuity Benefit Under this Endorsement (scheduled Required Payments Under Section 72(s)(2)(B) described in Part VIII). The request must be in a form we accept.

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SECTION [6.02] CONTRACT TERMINATION

This Contract terminates as of the date that we make the final payment under the Annuity Benefit Under this Endorsement. In addition, we reserve the right to terminate this Contract if one or more of the following events occur, unless otherwise specified in any Endorsement or Data Pages attached hereto:

(a) A withdrawal is made under Section 6.01 that would result in an Annuity Account Value of an amount less than the minimum amount stated in the Data Pages.

(b) If, as a result of the following, your Annuity Account Value is reduced to zero: 1) the deduction of a charge or fee, or 2) the processing of a withdrawal.

PART [VII] – PAYMENT UPON DEATH

All sections under Part [VII] are deleted and replaced with the following:

SECTION [7.01] BENEFICIARY/SUCCESSOR OWNER OF THE ANNUITY BENEFIT UNDER THIS ENDORSEMENT

You give us the name of the person you designate to receive payments of the Annuity Benefit Under this Endorsement if you die before this Contract terminates under the Section, “Contract Termination.” We call this person your “Beneficiary,” and the “Successor Owner” of your interest under this Endorsement. You may change your Beneficiary/Successor Owner while you are alive and while the Contract is in force. Any such change must be made in writing. A change of a previously-designated Beneficiary/Successor Owner will be effective as of the date you sign it, whether or not you are living on the date of receipt at our Processing Office. However, we will not be liable as to any payments we make or actions we take before we receive any such change at our Processing Office.

You may name one or more persons to be primary Beneficiary/Successor Owner and one or more other persons to be contingent Beneficiary/Successor Owner if the primary Beneficiary dies before you. Unless you direct otherwise, if you have named two or more persons as Beneficiary/Successor Owner, the Beneficiary/Successor Owner will be the named person or persons who survive you, and payments will be made to such persons in equal shares or to the survivor.

If there is no named Beneficiary/Successor Owner living or in existence at your death, the Beneficiary/Successor Owner who or which is entitled to the Annuity Benefit Under this Endorsement will be determined in this order: i) your surviving spouse, if any; ii) if there is no surviving spouse, then to your surviving children in equal shares; iii) if there are no surviving children, then to your estate.

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SECTION [7.02] CLAIMS REQUIREMENTS FOR PAYMENTS AFTER YOUR DEATH

We need the following “Beneficiary Requirements” before we pay any amounts under this Contract after your death. Any such payments are also subject to any special rules which may apply as described in the Data Pages and any Endorsement or Rider attached hereto.

(i)	a properly completed written request;

(ii)	due proof of death (as evidenced by a certified copy of the death certificate);

(iii)	proof satisfactory to us that the person claiming any payment under this Contract is the person entitled to receive it under the terms of Section 7.01;

(iv)	tax information required by the Code; and

(v)	any other forms we require.

Upon receipt of notification of your death, if we have not received the Beneficiary Requirements described above, your Contract will continue to remain invested in the Variable Investment Options and no transactions will be permitted.

Unless otherwise specified in the Data Pages or a Rider attached hereto, the amount of the Death Benefit is equal to the Annuity Account Value on the Payment Transaction Date.

SECTION [7.03] MANNER OF PAYMENT FOR PAYMENTS MADE AFTER YOUR DEATH

After your death, Required Payments Under Section 72(s)(2)(B) will continue to the Beneficiary/Successor Owner at least as rapidly as while you were living, and the Annuity Account Value must be depleted by the end of the period certain that is measured by your life expectancy period.

Required Payments Under Section 72(s)(2)(B) may continue to serial Beneficiaries/Successor Owners until the Annuity Account Value falls to zero, including through single sum withdrawals described in the next paragraph.

The Beneficiary/Successor Owner may elect alternatively to withdraw the Annuity Account Value in a single sum and thereby terminate this Inherited NQ Contract.

Where you have named multiple Beneficiaries/Successor Owners, the Annuity Account Value will be divided into shares described in Section 7.01 as of the date the first claim of any Beneficiary/Successor Owner is processed, as described in Section 7.02. Subject to Section 6.02 of this Endorsement, the proportionate shares of payments will continue to be made to each Beneficiary/Successor Owner for the remaining payment period; however each Beneficiary/Successor Owner is eligible to terminate the Beneficiary/Successor Owner’s share of this Inherited NQ Contract and receive instead a share of the Annuity Account Value in a single sum under the Beneficiary NQ Stretch Option. The Inherited NQ Payment Anniversary Date remains the same for each Beneficiary/Successor Owner electing to continue to receive scheduled payments under this Inherited NQ Contract.

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If you die after this Contract is issued, but before we make the first payment of the Annuity Benefit Under this Endorsement, we will pay the Annuity Account Value to the Beneficiary/Successor Owner in a single sum. Before we make this single sum payment, the Beneficiary/Successor Owner may elect alternatively to take the Annuity Benefit Under this Endorsement over the period certain that applied to you.

PART [VIII.A]

INHERITED NQ - ANNUITY BENEFIT UNDER THIS ENDORSEMENT

PROVISIONS APPLICABLE TO THE BENEFICIARY NQ STRETCH OPTION

All sections under Part [VIII] are deleted and replaced with the following Sections shown in Part [VIII.A] of this Endorsement:

SECTION [8A.00] DEATH DISTRIBUTION RULES UNDER SECTION 72(s) OF THE CODE

This Inherited NQ Contract is designed and intended to effect the post-death distribution rules under Section 72(s)(2)(B) of the Code for amounts exchanged into this Contract by an individual beneficiary under another nonqualified deferred annuity contract. Section 72(s) of the Code requires that where any holder of an annuity contract dies before the annuity starting date, the entire interest in the annuity contract must be distributed within the timeframe, and in the manner, described in that Section. This Contract is not intended to effect the general rule described in Section 72(s)(1)(B) of the Code, that the entire interest in the contract must be distributed within five years after the holder’s death. This Contract is intended to effect the rule described in Section 72(s)(2)(B) of the Code, that an individual designated as the beneficiary to receive the interest in the nonqualified deferred annuity contract after the holder’s death may take distribution of this interest over a period not extending beyond the life expectancy of the individual beneficiary. These payments must begin within one year after the holder’s death.

In the case of an [Inbound Exchange Where Payments Have Started], instead of an exchange from another nonqualified deferred annuity contract, we may accept an exchange from another annuity contract from which Required Payments Under Section 72(s)(2)(B) have started. The exchange must be either directly from the Source Contract or from the most recent Interim Source Contract if successive exchanges have been made of the remaining interest as a beneficiary from the Source Contract. This Contract is not designed to accept amounts which had been paid on a life contingent basis from the Source Contract or any Interim Source Contract. Required Payments Under Section 72(s)(2)(B) must have been made at least annually over a period certain which does not exceed the Owner’s life expectancy period at the Required Payment Starting Date.

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SECTION [8A.01] ANNUITY BENEFIT UNDER THIS ENDORSEMENT

The Annuity Benefit Under this Endorsement is the payment of scheduled Required Payments Under Section 72(s)(2)(B) as described in this Part [VIII.A.] The Required Payments Under Section 72(s)(2)(B) are variable and are not guaranteed. The Annuity Benefit Under this Endorsement is a period certain annuity, not a life contingent annuity. No life contingent annuity and no form of annuity benefit is available other than the benefit described in Part [VIII.A] of this Endorsement. The Annuity Benefit Under this Endorsement is not a life contingent annuity, but the certain period is based on the Owner’s life expectancy. See the Sections, “Calculation of Amount of Annuity Benefit Under This Endorsement, and “Conditions for Payment”, below.

Terms and Conditions of the Inherited NQ Programs described in Part [VIII.A] of this Endorsement

1)	Once payments begin under this Contract, they may not be terminated until the Annuity Account Value falls to zero.

2)	On and after the Inherited NQ Payment Starting Date, no traditional or alternate form of annuity benefit described in Part [VIII] of your Contract may be elected.

3)

Payments will be processed on a pro-rata basis from your Annuity Account Value in the Variable Investment Options. If there is insufficient value or no value in the Variable Investment Options, any additional amount required or the total amount of the payment, as applicable, will be processed from the Dollar Cap Averaging Account. If there is insufficient value or no value in the Dollar Cap Averaging Account, any additional amount required or the total amount of the payment, as applicable, will be processed from the Segment Type Holding Accounts on a pro-rata basis. If there is insufficient value or no value in the Segment Type Holding Accounts, any additional amount required or the total amount of the payment, as applicable, will be processed from the Segments on a pro-rata basis.

4)	Contributions are not permitted beginning on the Inherited NQ Payment Starting Date. (See Part [IV] of the Contract.)

5)	You may take withdrawals in addition to scheduled payments from your Contract during the payment period described in this Endorsement (See Section [6.01] of the Contract.)

6)	You may commute this Contract for its Cash Value once payments begin. (See Section [6.02] of the Contract.)

7)

[Inherited NQ scheduled payments are not subject to Withdrawal Charges. Such payments do not reduce Contributions in the Contract that are subject to Withdrawal Charges. (See Section [9.01] of the Contract.)

8)	Inherited NQ payments reduce your Free Withdrawal Amount. (See Section [9.01] of the Contract.)]

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SECTION [8A.02] MANNER OF PAYMENT OF ANNUITY BENEFIT UNDER THIS ENDORSEMENT

In the case where Payments have not started under the Deceased Holder’s Source Contract, your interest in this Inherited NQ Contract must be distributed, before or on the Required Payment Starting Date over your remaining life expectancy period, with such life expectancy determined in Section [8A.03.]

In the case of an [Inbound Exchange Where Payments Have Started], the Inherited NQ Payment Starting Date cannot be later than one year after the date of the last payment from the Source Contract (or the Interim Source Contract from which amounts are exchanged into this Contract, if applicable). The conditions that we need to honor this request are that we must have received all of your contributions and all the required information that we require to begin payments

If you die before the entire interest in this Contract has been fully distributed, scheduled payments under this Contract will continue to the person you name as Beneficiary/Successor Owner for the remaining term of your life expectancy. See “[Part VII ]– Payment Upon Death” in this Endorsement. Once Required Payments Under Section 72(s)(2)(B) begin, they must be made at least annually until this Inherited NQ Contract is terminated. See Part VI – Withdrawals and Termination” of this Endorsement.

We will make the first scheduled Required Payment Under Section 72(s)(2)(B) on the Inherited NQ Payment Starting Date and will make each subsequent scheduled Required Payment Under Section 72(s)(2)(B) on the first day of each Annual Payout Period unless we allow you to, and you elect to receive each scheduled Post-Death Payment Under Section 72(s)(2)(B) in installments on a more frequent basis than annually. If such payment day is not a Business Day, payment will be made on the following Business Day.

Payments of the Annuity Benefit Under this Endorsement will vary based on the Annuity Account Value as determined on the Inherited NQ Payment Starting Date and each Inherited NQ Payment Anniversary Date. Any additional withdrawals you take under Section [6.01] will also affect the amount of scheduled Required Payments Under Section 72(s)(2)(B).

If on any scheduled payment date, the Annuity Account Value is less than or equal to the scheduled payment amount, the Annuity Account Value will be paid and the Contract will terminate. In the last Annual Payout Period, if the Annuity Account Value on the last scheduled payment date is more than the scheduled payment amount, the remaining Annuity Account Value will be paid. This provision supersedes any Termination Provision to the contrary.

SECTION [8A.03] CALCULATION OF AMOUNT OF ANNUITY BENEFIT UNDER THIS ENDORSEMENT

If a Charge for taxes applies in your jurisdiction as described in Section [8.06] of this Contract, such amount will be deducted before determining your initial scheduled Required Payment Under Section 72(s)(2)(B).

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Except for [Inbound Exchanges Where Payments Have Started], the amount of the initial scheduled Required Payment Under Section 72(s)(2)(B) is determined by dividing your Annuity Account Value as of the Inherited NQ Payment Starting Date by a divisor representing your initial life expectancy period, as shown in Attachment [s] A[-1 and A-2] . For purposes of calculating your scheduled Required Payments under Section 72(s)(2)(B), we round the numbers in Attachment[s] A[-1 and A-2] down to the whole number based on your age as of the first anniversary of the date of death of the Deceased Holder of the Source Contract in the calendar year in which payments begin under the Annuity Benefit described in this Endorsement. If Required Payment Under Section 72(s)(2)(B) starts in the calendar year of the date of death of the Deceased Holder of the Source Contract, we round the numbers in Attachment[s] A[-1 and A-2] down to the whole number based on your age as of the date of death of the Deceased Holder of the Source Contract. Each subsequent annual scheduled Required Payment Under Section 72(s)(2)(B) is determined by dividing your remaining Annuity Account Value as of the Inherited NQ Payment Anniversary Date by your remaining life expectancy. On the first day of each subsequent Annual Payout Period, the remaining life expectancy is reduced by 1.

Under an [Inbound Exchange Where Payments Have Started], the amount of the initial scheduled Required Payment Under Section 72(s)(2)(B) is determined by dividing your Annuity Account Value as of the Inherited NQ Payment Starting Date by applying the divisor representing your initial life expectancy period, as shown in Attachment[s] A[-1 and A-2], based on your age as of the first anniversary of the date of death of the Deceased Holder of the Source Contract, minus the number of years that have passed since the first anniversary of the date of death of the Deceased Holder of the Source Contract. Each subsequent annual scheduled Required Payment Under Section 72(s)(2)(B) under this Contract is determined by dividing your remaining Annuity Account Value as of the Inherited NQ Payment Anniversary Date by your remaining life expectancy. On the first day of each subsequent Annual Payout Period, the remaining life expectancy is reduced by 1.

If the Inherited NQ Payment Anniversary Date is not a Business Day, the Required Payment Under Section 72(S)(2)(B) is determined by your Annuity Account Value on the immediately preceding Business Day.

PART [IX] - CHARGES

The following Section is deleted and replaced with the following:

SECTION [9.04] CHARGE FOR TAXES

We reserve the right to deduct from the Contributions applied to provide the Annuity Benefit Under this Contract a charge that we determine which is designed to approximate certain taxes that may be imposed on us, including but not limited to premium taxes which may apply in your state.

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PART [X] - GENERAL PROVISIONS

The following Section is deleted and replaced with the following:

All references in the Contract to “before the Contract Maturity Date” are deleted and replaced with “while this Contract is in force”

SECTION [10.04] REPORTS AND NOTICES

At least once each year, while this Contract is in force, we will send you a report showing on the start and end dates for the current period for:

(a)	the amount of Contributions, withdrawals, and charges to the Annuity Account Value;

(b)	the total number of Accumulation Units in each Separate Account or Variable Investment Option;

(c)	the Accumulation Unit Values;

(d)	the dollar amount in each Separate Account or Variable Investment Option; and

(e)	the Cash Value.

The amount described in (d) above reflects your Annuity Account Value. The information provided will be as of a date not more than four months prior to the date of mailing.

In addition to the report described above, we may also send periodic statements to you reflecting transactions on your Contract during that period.

A report or statement as described above or any written notice as described in any other Section will be satisfied by our mailing any such report, statement or notice to your last known address as shown in our records. If you have enrolled in electronic delivery of such reports, statements or notices, our obligation to deliver such reports, statements or notices will be satisfied by sending them to your last provided email address. We will make copies of the reports and statements available to you upon request. The duplicate copies may have an additional cost as shown in the Data Pages.

[The following Section is deleted:

SECTION [10.05] CHANGE IN OWNER]

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The following Section is deleted and replaced with the following:

SECTION [10.05 ] ASSIGNMENTS AND TRANSFERABILITY

You may not transfer this Contract.

No portion of your interest in this Contract or your rights under this Contract may be sold, assigned, pledged or transferred to any person other than the issuer of this Contract, or discounted, encumbered or pledged as collateral for a loan or as security for the performance of an obligation.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

[	[

Mark Pearson,	José Ramón González
Chief Executive Officer]	Chief Legal Officer and Secretary]

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ATTACHMENT [A-1* Applicable to pre-January 1, 2022 Inherited NQ Payment Starting Dates]

Age	Life Expectancy	Age	Life Expectancy
[0	82.4	37	46.5
1	81.6	38	45.6
2	80.6	39	44.6
3	79.7	40	43.6
4	78.7	41	42.7
5	77.7	42	41.7
6	76.7	43	40.7
7	75.8	44	39.8
8	74.8	45	38.8
9	73.8	46	37.9
10	72.8	47	37
11	71.8	48	36
12	70.8	49	35.1
13	69.9	50	34.2
14	68.9	51	33.3
15	67.9	52	32.3
16	66.9	53	31.4
17	66	54	30.5
18	65	55	29.6
19	64	56	28.7
20	63	57	27.9
21	62.1	58	27
22	61.1	59	26.1
23	60.1	60	25.2
24	59.1	61	24.4
25	58.2	62	23.5
26	57.2	63	22.7
27	56.2	64	21.8
28	55.3	65	21
29	54.3	66	20.2
30	53.3	67	19.4
31	52.4	68	18.6
32	51.4	69	17.8
33	50.4	70	17
34	49.4	71	16.3
35	48.5	72	15.5
36	47.5	73	14.8
		74	14.1
		75	13.4
		76	12.7]

*	See Section 8A.03, “CALCULATION OF AMOUNT OF ANNUITY BENEFIT UNDER THIS ENDORSEMENT”

2021INHNQ-IR-Z	16

[Transition Rule: Subject to applicable tax law guidance, the initial life expectancy period used to determine the initial scheduled Required Payment Under Section 72(s)(2)(B) shown above is reset on your Inherited NQ Payment Anniversary Date in calendar year 2022 by using the Attachment A-2 based on your age as of the first anniversary of the date of death of the Deceased Holder of the Source Contract (or based on your age as of the date of death of the Deceased Holder of the Source Contract, if applicable) as in Section 8A.03, reduced by 1 for each year subsequent to the year for which it was initially set.]

2021INHNQ-IR-Z	17

ATTACHMENT A[-2* Applicable to on or after January 1, 2022 Inherited NQ Payment Starting Dates]

Age	Life Expectancy	Age	Life Expectancy
[0	84.6	39	46.7
1	83.7	40	45.7
2	82.8	41	44.8
3	81.8	42	43.8
4	80.8	43	42.9
5	79.8	44	41.9
6	78.8	45	41.0
7	77.9	46	40.0
8	76.9	47	39.0
9	75.9	48	38.1
10	74.9	49	37.1
11	73.9	50	36.2
12	72.9	51	35.3
13	71.9	52	34.3
14	70.9	53	33.4
15	69.9	54	32.5
16	69.0	55	31.6
17	68.0	56	30.6
18	67.0	57	29.8
19	66.0	58	28.9
20	65.0	59	28.0
21	64.1	60	27.1
22	63.1	61	26.2
23	62.1	62	25.4
24	61.1	63	24.5
25	60.2	64	23.7
26	59.2	65	22.9
27	58.2	66	22.0
28	57.3	67	21.2
29	56.3	68	20.4
30	55.3	69	19.6
31	54.4	70	18.8
32	53.4	71	18.0
33	52.5	72	17.2
34	51.5	73	16.4
35	50.5	74	15.6
36	49.6	75	14.8
37	48.6	76	14.1]
38	47.7

*	See Section 8A.03, “CALCULATION OF AMOUNT OF ANNUITY BENEFIT UNDER THIS ENDORSEMENT”

2021INHNQ-IR-Z	18